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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 8, 2002, in the Registration Statement and related Prospectus of Medex Holdings Corporation for the registration of shares of its common stock.

        Our audit also included the financial statement schedule of MedVest Holdings Corporation for the period from February 9, 2001 (date operations commenced) through December 31, 2001 listed on page S-1 of the Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Columbus, Ohio
August 11, 2004

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CONSENT OF ERNST & YOUNG LLP